Exhibit 10.19

EXECUTION VERSION

Expense Reimbursement and Indemnity Agreement

EXPENSE REIMBURSEMENT AND INDEMNITY AGREEMENT dated as of August 13, 2012 (this “Agreement”), between GWR OPERATING PARTNERSHIP, L.L.L.P., a Delaware Limited Liability Limited Partnership (“GWROP”), GREAT WOLF RESORTS, INC., a Delaware Corporation (“GWRI”) and APOLLO MANAGEMENT VII, L.P., a Delaware limited partnership (“Apollo”).

GWROP, GWRI and Apollo have concurrently herewith entered into that certain Consulting Agreement dated as of the date hereof (the “Consulting Agreement”). GWROP, GWRI and Apollo agree that it is in their respective best interests to enter into this Agreement. The board of directors of GWRI, acting on GWRI’s behalf and in its capacity as the sole member of GWR OP General Partner, LLC, the general partner of GWROP, has determined that this Agreement and the transactions contemplated hereby are customary and reasonable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, GWROP, GWRI and Apollo agree as follows:

Section 1. Term.

This Agreement shall commence effective as of May 4, 2012 and shall remain in effect until the termination of the Consulting Agreement (the “Term”). In the event of termination or expiration of this Agreement in accordance with this Section 1, this Agreement shall immediately become void and have no effect without any further liability or obligation on the part of any party hereto; provided, however, the following Sections shall survive the termination of this Agreement: Sections 3 through 12 and any accrued but unpaid obligations of GWROP or GWRI to pay fees and or expenses hereunder.

Section 2. Compensation.

(a) Expenses. Upon presentation by Apollo to GWROP of such documentation as may be reasonably requested by GWROP, GWROP shall, subject to the limitations set forth in Section 2(b), reimburse Apollo (or its designee) for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its Affiliates or any of Apollo’s or its Affiliates’ directors, officers, employees or agents in the performance of Apollo’s obligations under the Consulting Agreement, whether incurred prior to, on, or after the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement dated March 12, 2012 by and among the GWRI, K-9 Acquisition Holdings, Inc., and K-9 Acquisition, Inc. (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”) and each of the documents referred to therein, to the extent that such expenses related to the Merger Agreement were not paid or reimbursed by Parent prior to or in connection with the closing of the transactions contemplated by the Merger Agreement (the “Expense Reimbursement”).

(b) Non-Payment. Notwithstanding anything in this Agreement to the contrary, any portion of fees, expenses or other amounts payable to Apollo under this Agreement which GWROP is prohibited from paying to Apollo under any agreement or debt instrument shall be deferred, shall accrue and shall be payable at the earliest time permitted under the applicable agreement or debt instrument, or upon the payment in full of all obligations under such applicable debt instrument. GWROP shall notify Apollo of any payment prohibition on each date on which GWROP would otherwise make a payment of fees under this Agreement.

(c) Non-Exclusive. Nothing in this Agreement (other than the limitations in Section 2(b) shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from GWROP or any of its subsidiaries or Affiliates any other fees.

Section 3. Indemnification.

(a) Indemnification by GWROP. GWROP will, subject to the limitations in Section 2(b), indemnify and hold harmless Apollo and its Affiliates and each of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of Apollo pursuant to, and the performance Apollo of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by GWROP. GWROP will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. GWROP will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by GWROP as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.

(b) Indemnitor of First Resort. GWROP hereby acknowledges that certain Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of their Affiliates (collectively, the “Fund Indemnitors”), or otherwise. GWROP hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any third party’s obligation to provide indemnification for the Losses incurred by such Indemnified Party are secondary), (ii) that, subject to the limitations in Section 2(b), it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement, and GWROP’s certificate of limited partnership and agreement of limited partnership, without regard to any rights an Indemnified Party may have against third parties, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. GWROP further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from GWROP shall affect the foregoing, and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against GWROP. GWROP and each Indemnified Party agree that the Fund Indemnitors are express third party beneficiaries of this Section 3.

Section 4. GWRI Guarantee

(a) GWRI hereby guarantees to Apollo, subject to the limitations in Section 2(b), the payment and performance of GWROP’s payment obligations hereunder (the “Guaranteed Obligations”). GWRI shall not have any obligation or liability under this Agreement except as expressly set forth in this Section 4. The liability of GWRI under this Section 4 shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i) any change in the corporate existence, structure or ownership of GWROP or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of GWROP or affecting any of its assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms hereof or the documents entered into in connection herewith or therewith, in each case, made in accordance with the terms hereof or thereof;

(iii) the existence of any claim, set-off or other right that GWRI may have at any time against GWROP, whether in connection with any Guaranteed Obligation or otherwise; or

(iv) any action or inaction on the part of Apollo that is not in violation of the terms of this Agreement, including, without limitation, the absence of any attempt to assert any claim or demand against GWROP or collect the Guaranteed Obligations from GWROP or GWRI.

(c) In the event that any payment to Apollo in respect of any Guaranteed Obligation is rescinded or otherwise must be and is returned to GWRI for any reason whatsoever, GWRI shall remain liable hereunder with respect to the Guaranteed Obligation on the terms and subject to the conditions hereof as if such payment had not been made.

(d) GWRI hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Apollo. GWRI waives promptness, diligence, notice of acceptance of this Agreement and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to K-9 Holdings, Inc. (“Parent”) and in accordance with Section 4 hereof), all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of GWROP or any other person interested in the transactions contemplated hereby, and all suretyship defenses generally (other than fraud by Apollo or any of its Subsidiaries, defenses to the payment of the Guaranteed Obligations that are available to GWRI hereunder or breach by Apollo of this Agreement). GWRI acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated hereby and that the waivers set forth in this Section 4 are knowingly made in contemplation of such benefit.

Section 5. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York

Telephone: (212) 515-3200

Telecopy: (212) 515-3267

Email: sross@apollolp.com and jsuydam@apollolp.com

Attention: Scott I. Ross and John J. Suydam

With copy to (which shall not constitute notice)

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-8112

Telecopy: (212) 872-1002

Email: aweinstein@akingump.com

Attention: Adam Weinstein, Esq.

if to GWRI or GWROP, to it at:

Great Wolf Resorts, Inc.

525 Junction Road, Suite 6000 South

Madison, Wisconsin 53717

Telephone: (608) 251-6400

Telecopy: (608) 662-4281

Email: wrobinson@greatwolf.com

Attention: William J. Robinson, Esq.

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section	6. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, GWROP, GWRI, the Indemnified Persons and any successors to or assigns of Apollo, GWRI and GWROP and, with respect to Section 3(b), the Fund Indemnitors; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section	7. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section	8. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section	9. Entire Agreement; Amendments.

This Agreement, along with the Consulting Agreement, contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section	10. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 12. Affiliates.

For purposes of this Agreement, the term “Affiliate,” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided further that with respect to Apollo, the term “Affiliate,” shall include, without limitation, Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Investment Fund (PB) VII, L.P., AOP VII (AIV III FC), L.P., AOP VII (AIV IV FC), L.P., AOP VII (AIV V FC), L.P., AOP VII (AIV VI FC), L.P., AOP VII (AIV VII FC), L.P., AOP (DE) VII (AIV FC), L.P., and AOP (DE) VII (AIV II FC), L.P. (collectively, the “Funds”), Parent, K-9 Investors, L.P., the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the term “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a governmental authority.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GWR OPERATING PARTNERSHIP, L.L.L.P.

By:	GWR OP General Partner, LLC its General Partner

By:	Great Wolf Resorts, Inc. its Sole Member

By:	/s/ Kimberly K. Schaefer
Name:	Kimberly K. Schaefer
Title:	Chief Executive Officer and President

GREAT WOLF RESORTS, INC.

By:	/s/ Kimberly K. Schaefer
Name:	Kimberly K. Schaefer
Title:	Chief Executive Officer and President

APOLLO MANAGEMENT VII, L.P.

By:	AIF Management, LLC, its General partner

By:	/s/ Scott I. Ross
Name:	Scott I. Ross
Title:	Vice President

[Signature Page to Expense Reimbursement and Indemnity Agreement]